CHINA VOIP & DIGITAL TELECOM’S SUBSIDIARY ADDS 30 NEW RETAIL TELEPHONE CALLING FACILITIES

Company Anticipates Additional “Telephone Cafés” To Add Nearly $1 Million in Revenue For 2007

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HENDERSON, NV, December 12, 2006 – – – China VoIP & Digital Telecom Inc. (OTCBB:CVDT) through its new wholly owned subsidiary, Jinan Yinquan Technology Co., Ltd., today announced it has added  30 new retail telephone calling facilities or “telephone cafés”  in and around Shandong Province. This brings to 50 the total number of facilities the Company currently has in operation. Similar to “Internet cafés” these retail telephone calling facilities are a growing trend in China.  They are extremely popular with rural citizens who are flocking to the cities in search of job opportunities.

“With our economy growing at such a rapid pace, more and more Chinese people from rural towns and provinces are migrating to the more popular cities in search of employment and a better way of life,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. “These “telephone cafés” provide an ideal place for them to economically make long-distance calls to their families in a quiet, friendly atmosphere.”

Kunwu said the Company anticipates the 30 new centers will add approximately one million dollars in revenue in 2007.  He also said the Company intends to continue to expand the “telephone café” concept as it expands its VoIP service throughout the country.

Jinan Yinquan, a technology company offering VoIP services in the People’s Republic of China, has been developing telecommunications solutions for China’s burgeoning Internet industry for more than half a decade.

The Company’s proprietary NP Soft Switch IP telephone system, which enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates, is currently available in 19 cities and 3 provinces in the Peoples Republic of China. The Company plans on expanding into all of China with its current and future products and services.

“To understand the potential for VoIP technology in China you have to only look at the numbers,” said Kunwu.  “There are 1.3 billion people in the country and only 25 percent are landline subscribers. While less than 10 percent of the total population have access to the Internet that number is growing exponentially.  Put the growing demand for quality, affordable telephone service with ever increasing

Internet availability and it adds up to VoIP as the most viable means to satisfy that demand.”

More information on the Company and its wholly owned subsidiary can be found in the Company’s 8K filing of November 13, 2006 on the Securities and Exchange Commission official website at www.sec.gov.

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that the retail calling facilities are a growing trend; that rural citizens are flocking to the cities in search for employment and a better way of life; that the addition of 30 more retail calling facilities will generate an additional one million dollars in revenue; and that our future plans call for the expansion into all of China with our current and future products and services. Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com